Exhibit 10.2
PIER 1 IMPORTS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
For a Non-Employee Director
     THIS NON-QUALIFIED STOCK OPTION AGREEMENT is made effective and entered into as of                                         , by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and                                          (the “Optionee”).
     WHEREAS, the Company adopted the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (the “Plan”) in order to grant Awards to non-employee directors of the Company in order to provide them incentives in the success of the Company and to attract and retain qualified directors; and
     WHEREAS, the Optionee is a non-employee director of the Company, and the Company desires to grant an Option to purchase Common Stock to the Optionee;
     NOW, THEREFORE, the Company and the Optionee hereby agree as follows:
     1. Grant of Option. The Company hereby grants to the Optionee an option (“this Option”), subject to the execution of this Option Agreement, on the date (the “Option Grant Date”) set forth on the execution page hereof (the “Execution Page”) to purchase from the Company upon the terms and conditions hereinafter set forth the number of shares (the “Option Shares”) of Common Stock of the Company indicated on the Execution Page at the Exercise Price set forth on the Execution Page.
     2. Term of Option; Exercisability. This Option is immediately fully vested and exercisable. This Option shall be exercisable in full or in part and shall remain exercisable until the Expiration Date set forth on the Execution Page (unless it is sooner terminated as hereinafter provided), at which time this Option shall expire.
     3. Exercise of Option. Notice of the exercise of this Option or any portion thereof shall be given to the Company, or any other employee of the Company or an Affiliate who is designated by the Company to accept such notices on its behalf, specifying the number of shares for which it is exercised; provided, that no partial exercise of this Option may be for fewer than 100 shares unless the remaining shares purchasable are fewer than 100 shares. Payment of the Exercise Price shall be made in full at the time this Option is exercised. Payment shall be made (i) by certified or cashier’s check, (ii) by delivery and assignment to the Company of Common Stock owned by the Optionee that has a Fair Market Value on the first business day preceding the date this Option is exercised equal to the aggregate purchase price of the Option Shares, (iii) by irrevocably authorizing a third party to sell Option Shares and remit to the Company a sufficient portion of the sale proceeds to pay the purchase price, or (iv) by a combination of (i), (ii) or (iii). Certificates for any shares of Common Stock delivered in satisfaction of all or a portion of the Exercise Price shall be appropriately endorsed for transfer and assignment to the Company. For purposes of determining the amount, if any, of the Exercise Price satisfied by delivery of shares of Common Stock, such shares shall be valued at Fair Market Value on the first business day preceding the date of exercise.
     4. Termination of Option. In the event of the termination of the Optionee’s term of office as a director of the Company, this Option shall terminate in accordance with the following provisions:
(i)	upon the death of the Optionee, the Option may be exercised by the Optionee’s estate or person who acquires the right to exercise such Option by bequest or inheritance, until the earlier of (a) the Expiration Date, or (b) the first anniversary of such death;

(ii)	upon the disability (as such term is defined in the Company’s long-term disability plan) (a “Disability”) of the Optionee, the Option may be exercised by the Optionee, or in the case of the Optionee’s subsequent death, by the Optionee’s estate or a person who acquires the right to exercise such Option by bequest or inheritance, until the earlier of (a) the Expiration Date or (b) the first anniversary of such Disability;

(iii)	if the Optionee ceases to be a director of the Company after attaining the age of 70, other than by reason of death, Disability or removal from office, the Option may be exercised by the Optionee until the earlier of (a) the Expiration Date or (b) the third anniversary of the date he or she ceased to be a Company director; and

(iv)	if, other than as set forth in 4(iii) above, the Optionee resigns or his or her term of office as a director expires without the Optionee standing for re-election, this Option may be exercised by the Optionee until the earlier of (a) the Expiration Date or (b) the 91st day following such resignation or expiration; provided, that in the event of the Optionee’s subsequent death after such resignation or expiration but prior to the end of such period of exercisability, the period during which the Option may be exercised shall be extended until the earlier of (a) the Expiration Date or (b) the first anniversary of such resignation or expiration.
In no event shall this Option be exercisable to any extent by any person on or after the Expiration Date.
     5. Non-Assignability of Option. This Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution. During the Optionee’s lifetime, this Option shall be exercisable only by the Optionee or by his guardian or legal representative. This Option shall not be subject to execution, attachment or similar process.
     6. Compliance with Laws. The obligation of the Company to sell and issue Option Shares pursuant to this Option is subject to such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations applying to the authorization, issuance, sale or listing of securities.

     7. Relationship to Plan. This Option has been granted pursuant to the Plan and is in all respects subject to the terms, conditions and definitions of the Plan, a copy of which may be obtained by the Optionee from the Secretary of the Company. In the event that any provisions of this Option Agreement shall conflict with the Plan, the provisions of the Plan shall control. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon the Optionee and any permitted transferee. Unless otherwise defined herein or unless the context requires a different definition, capitalized terms used herein shall have the meanings assigned to them in the Plan.
     8. No Rights as Stockholder; No Rights to Employment. The Optionee shall have no rights as a stockholder of the Company; including any voting rights or any claim to dividends with respect to any Option Shares until such Option Shares are issued to the Optionee by the Company pursuant to an exercise of the Option. Nothing contained in this Option shall confer upon the Optionee any right to employment by the Company or any Affiliate.
     9. Notices. Any notice to be provided hereunder or the Plan shall be in writing and addressed to the Company at the Company’s principal executive offices or to the Optionee at the their address shown on the Company’s records, or such other address provided to the Company by the Optionee in accordance herewith. Notice shall be given by either hand delivery, overnight courier service, facsimile transmission (promptly confirmed in writing) or certified mail (postage prepaid, return receipt requested). Notices given by hand delivery, overnight courier or facsimile transmission shall be deemed given upon delivery and notices given by mail shall be deemed given on the earlier of three days after deposit in the U.S. mail, or on the first date delivery is refused.
     10. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.
     11. Successors and Assigns. This Option shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
     12. Counterparts. This Option Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of This Page Intentionally Left Blank]

EXECUTION PAGE OF DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT
     13. Certain Additional Information. This Paragraph sets forth certain information referred to in Paragraphs 1 and 2 of this Agreement.
(a)	The Option Grant Date is , 2006.

(b)	The number of Option Shares is 6,000.

(c)	The Exercise Price for each Option Share is $ per share.

(d)	The Expiration Date is , 2016.
     IN WITNESS WHEREOF, this Non-Qualified Stock Option Agreement has been executed by the Company and the Optionee as of the Option Grant Date.

COMPANY:	OPTIONEE:

Pier 1 Imports, Inc.

By:

Marvin J. Girouard
Chairman and Chief Executive Officer	Soc. Sec. #

Address:

Email: